Exhibit 99.2
Abercrombie & Fitch
April 2007 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended May 5th, 2007.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended May 5th, 2007, were $204.6 million compared to $207.8 million for the four-week period ended April 29, 2006. Total Company direct-to-consumer net sales increased to $13.6 million for the four-week period ended May 5th, 2007, compared to $9.2 million for the four-week period ended April 29, 2006. April comparable store sales declined 15% for the four-week period ended May 5th, 2007, compared to last year’s four-week period ended May 6th, 2006.
April results reflect difficult selling conditions, including a shift in the Easter calendar, which as expected, reduced comps in April. Last year, Easter business fell in April, versus March this year. From a merchandising standpoint, across brands, tops continue to perform well, outperforming bottoms in each of the male and female businesses.
By brand, Abercrombie & Fitch comparable store sales decreased 13%. Men’s comps decreased by low double digits; women’s comps decreased by low teens. Transactions per store declined 10%; average transaction value increased 5%.
In the kids business, abercrombie, comparable store sales declined 18%. Boys comps declined by low twenties; girls comps declined by high teens. Transactions per store declined 17%; average transaction value was flat to last year.
Hollister comparable store sales declined 17%. Dudes comps declined by mid teens; Bettys comps declined by high teens. Transactions per store declined 16%; average transaction value declined 2%.
RUEHL comparable store sales declined 6%. Men’s comps declined by a high single digit; women’s comps declined by a mid single digit. Transactions per store declined 1%; average transaction value declined 6%.
By region, comps were best in the Northeast and weakest in the Southwest.
As contained in our April sales release, we expect to report net income per diluted share of $0.64 to $0.65 for the first quarter of Fiscal 2007. Despite difficult selling conditions, we expect to achieve our projected growth primarily through prudent expense management.
We will announce 1st quarter earnings on Wednesday, May 23rd, after close of the market followed by a conference call at 4:30 PM Eastern Time. To listen to the conference call dial (800) 811-0667 and ask for the Abercrombie & Fitch Quarterly Call or go to abercrombie.com. The international call-in number is (913) 981- 4901. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820, followed by the conference ID number 5786431 or through abercrombie.com.
Thank You.